Exhibit 99.1

VIA EMAIL

TO:Directors and Executive Officers of First US Bancshares, Inc.

FROM:Tom Elley, Senior Executive Vice President, Chief Financial Officer

DATE:December 9, 2021

RE:	Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

As previously communicated to you, First US Bancshares, Inc. (the “Company”) instituted a “blackout period” that applied to the First US Bancshares, Inc. 401(k) Plan (the “401(k) Plan”). The blackout period, which was due to a conversion to a change in the 401(k) Plan trustee, began prior to the beginning of trading on December 2, 2021, and was projected to end following the closing of trading on December 13, 2021. During the blackout period, participants did not have access to their accounts for distributions or investment changes, including investment changes involving the Company’s common stock held in the 401(k) Plan. This notice is to inform you that the blackout period will end following the closing of trading on December 9, 2021, which is earlier than previously communicated, as a result of the early completion of the transition of responsibilities of the 401(k) Plan trustee.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s rules promulgated thereunder, the Company’s directors and executive officers were prohibited during the blackout period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with their services as a director or executive officer. As of the closing of trading on December 9, 2021, these restrictions will terminate.

Thank you, and please call me at 205-582-1084 if you have any questions. In addition, you may write to me at First US Bancshares, Inc., 3291 U.S. Highway 280, Birmingham, Alabama 35243.